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                                                                    Exhibit 21.1

Subsidiaries of XM Satellite Radio Holdings Inc.
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XM Satellite Radio Inc.


Subsidiaries of XM Satellite Radio Inc.
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XM Radio Inc.
XM Equipment Leasing LLC
XM Innovations Inc.